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                                                                      Exhibit 12

Abbott Laboratories
Computation of Ratio of Earnings to Fixed Charges
(Unaudited)
(dollars in millions except ratios)

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
                                                                     2002           2001          2000          1999        1998
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

NET EARNINGS                                                        $2,794         $1,550        $2,786        $2,446      $2,334
ADD (DEDUCT)
     Income Taxes                                                      880            333         1,030           951         908
     Capitalized interest cost, net of amoritization                     8             (6)           (3)           (1)          1
     Minority interest                                                  18             17             8             8           7

NET EARNINGS AS ADJUSTED                                            $3,700         $1,894        $3,821        $3,404      $3,250

FIXED CHARGES
     Interest on long-term and short-term debt                         239            307           114           145         160

     Capitalized interest cost                                           8             22            18            13          14

     Rental expense represenative of an interest factor                 59             50            48            44          40
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TOTAL FIXED CHARGES                                                    306            379           180           202         214
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TOTAL ADJUSTED EARNINGS AVAILABLE FOR PAYMENT OF FIXED CHARGES       4,006         $2,273        $4,001        $3,606      $3,464
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RATIO OF EARNINGS TO FIXED CHARGES                                    13.1            6.0          22.2          17.9        16.2
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